EXHIBIT I

Information with respect to Transactions Effected During the Past Sixty Days

All of the below transactions in the Common Stock were traded in the ordinary course over The NASDAQ Global Market.

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Qualified Master Fund, LP and effected the below transactions.

Transaction Date	Transaction Type	Amount of Securities	Price Per Share
9/25/2017	Purchase	26,454	$22.14	(1)
9/26/2017	Purchase	185	$22.31	(2)
10/23/2017	Purchase	22,718	$22.24	(3)
10/24/2017	Purchase	30	$22.08
10/25/2017	Purchase	40,569	$22.22	(4)

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Capital, LP and effected the below transactions.

Transaction Date	Transaction Type	Amount of Securities	Price Per Share
9/25/2017	Purchase	2,146	$22.14	(1)
9/26/2017	Purchase	15	$22.31	(2)
10/23/2017	Purchase	725	$22.24	(3)
10/24/2017	Purchase	4	$22.08
10/25/2017	Purchase	1,487	$22.22	(4)

(1)	The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $22.02 to $22.20. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.
(2)	The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $22.27 to $22.35. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.
(3)	The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $22.10 to $22.25. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.
(4)	The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $22.13 to $22.25. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.